                                                                    Exhibit 10-3





                         AGREEMENT OF SALE AND PURCHASE


                  THIS AGREEMENT is made as of the 11th day of June, 1998 by and between JERRY L. ROBINSON, GENE A. GOOD and ROBERT J. BIONDI ("Seller"), and AMERICAN REAL ESTATE INVESTMENT, L.P., a Delaware Limited Partnership ("Buyer").


                              W I T N E S S E T H :


1. Agreement to Sell and Purchase. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, subject to the terms and conditions of this Agreement, certain property, consisting of the following:

      (a) All of the following certain tracts of land: (i) the parcel of land containing 17.773 acres situate in Urbana Township, Champaign County, Ohio, which is more fully described by metes and bounds on Exhibit A-1 hereto ("Urbana Land"); (ii) the parcel of land containing 17 acres situate in the City of Marysville, County of Union, Ohio, which is more fully described by metes and bounds on Exhibit A-2 hereto ("Marysville Land"); and (iii) the parcel of land containing 22.084 acres situate in the City of Zanesville, County of Muskingun, Ohio, which is more fully described by metes and bounds on Exhibit A-3 hereto ("Zanesville Land"); the aforesaid three (3) tracts of land being herein collectively called the "Land"; together with all improvements thereon, including, without limitation, a building containing approximately 200,000 square feet of enclosed floor area on the Urbana Land, a building containing approximately 133,500 square feet of enclosed floor area on the Marysville Land, and a building containing approximately 300,000 square feet of enclosed floor area on the Zanesville Land; together with all appurtenances thereto (including, without limitation, all easements, rights-of-way, water rights, mineral and timber rights, development rights, privileges, licenses and other rights and benefits belonging to, running with the owner of, or in any way relating to the Land); and together with all rights, title and interest of Seller, if any, in and to all land lying in the bed of any street, open or proposed, abutting the Land and all right, title and interest of Seller in and to any unpaid award for the taking by eminent domain of any part of the Land or for damages to the Land by reason of a change of grade of any street (all of the property, rights, and privileges described in this

Section 1(a) herein being collectively called the "Real Property").

      (b) All fixtures, attached or appurtenant to the Real Property; and all intangible personal property used in the ownership, operation or maintenance of the Real Property, which is not owned by the Tenants; including, without limitation, the items set forth on Exhibit B hereto (all of the foregoing items of property being herein collectively called the "Personal Property"). Certain Tenant leasehold improvements are owned by the respective Tenants, to the extent set forth in attachments to the Leases.

      (c) Property. The Urbana Land and the buildings and improvements thereon are sometimes herein called the "Urbana Real Property". The Marysville Land and the buildings and improvements thereon are sometimes herein called the "Marysville Real Property". The Zanesville Land and the buildings and improvements thereon are sometimes herein called the "Zanesville Real Property". The Urbana Real Property, the Marysville Real Property and the Zanesville Real Property are sometimes herein called the "Real Property". The Real Property and the Personal Property are sometimes collectively called the "Property".

2. Purchase Price.

      (a) The purchase price (the "Purchase Price") for the Property, subject to adjustments and allocation as provided in this Agreement, shall be Twelve Million Dollars ($12,000,000), and shall be paid as follows:

         (i) One Hundred Thousand Dollars ($100,000) (such sum, plus all interest which accrues thereon, being herein called "the Deposit") shall be paid by Buyer to First American Title Insurance Company ("Title Company") on or prior to the third business day to occur after the date on which the Inspection Period (as defined below) ends. The Deposit shall be held by the Title Company in one or more federally-insured money market accounts acceptable to both Seller and Buyer, or in short-term United States Government obligations having a maturity date which is not later than the Closing Date (as defined below).

         (ii) The balance of the Purchase Price shall be paid at Closing by wire transfer of immediately available funds.

      (b) The Purchase Price shall be allocated between the Urbana Real Property, the Marysville Real Property, and the

Zanesville Real Property as follows (each of the following amounts is herein called an "Allocation Amount"):


                   Urbana Property     -     $4,100,000
                   Marysville Property -     $2,800,000
                   Zanesville Property -     $5,100,000


3. Disposition of Deposit; Defaults.

      (a) The Deposit shall be held in escrow and disbursed by the Title Company in accordance with the terms of this Agreement. Seller and Buyer each agrees, upon request, to execute the Title Company's customary form of escrow agreement with respect to the Deposit.

      (b) If Buyer, without the right to do so and in default of its obligations under this Agreement fails to complete Closing, Seller shall have the right to be paid the Deposit as liquidated damages and not as a penalty. Buyer and Seller acknowledge that the damages which may be incurred by Seller in the event of Buyer's default are difficult to quantify as of the date of this Agreement; the Deposit represents the parties' reasonable estimate of Seller's probable future damages in the event of Buyer's default; and that the Deposit represents fair and reasonable compensation to Seller in the event of Buyer's default. The right of Seller to be paid the Deposit shall be Seller's exclusive and sole remedy, and Seller waives any right to recover the balance of the Purchase Price, or any part thereof, and the right to pursue any other remedy permitted by law or in equity against Buyer.

      (c) If Seller, without the right to do so and in default of its obligations under this Agreement fails to complete Closing or otherwise defaults under or breaches this Agreement, Buyer shall have the right to be paid the Deposit, which right shall be in addition to all other rights and remedies of Buyer under this Agreement, at law or in equity, including without limitation the right to specific performance and injunctive relief.

      (d) If Closing is completed hereunder, the Title Company shall pay the Deposit to Seller on account of the Purchase Price.

      (e) Notwithstanding anything contained in this Section 3, if either party terminates this Agreement as a result of the other's default or pursuant to the exercise of any right of termination conferred by this Agreement, the Title Company shall not disburse the Deposit until the earlier to occur of:

(i) receipt by the Title Company of written instructions from Seller and Buyer or (ii) entry of a final adjudication determining which party is entitled to receive the Deposit, as applicable, at which time the Deposit shall be distributed in accordance with such written instructions or adjudication. In the event of a dispute between the parties with respect to the Deposit, the Title Company may deposit the Deposit with a court of proper jurisdiction and commence an interpleader action. Upon notifying Seller and Buyer of the commencement of such action, the Title Company shall be released of all liability with respect to the Deposit, except to the extent of accounting for any monies previously delivered by the Title Company out of escrow. The Title Company shall not be liable to either Seller or Buyer other than for the performance of its duties under this Agreement, its gross negligence or intentional wrongdoing.

4. Closing. The closing of this transaction ("Closing") shall take place at the offices of Wolf, Block, Schorr and Solis-Cohen, Twelfth Floor Packard Building, 15th and Chestnut Streets, Philadelphia, Pennsylvania 19102. Closing shall commence at 10:00 a.m. on Friday, May 29, 1998 (the "Closing Date"). This transaction shall close in escrow, pursuant to the terms of the Exchange Agreement attached hereto as Exhibit C.

5. Condition of Title.

      (a) (i) Title to the Property shall be good and marketable and free and clear of all liens, restrictions, easements, encumbrances, leases, tenancies and other title objections, except for the Permitted Encumbrances (as defined below), and shall be insurable as such and as provided in this Agreement at ordinary rates by the Title Company pursuant to an ALTA Owner's Policy of Title Insurance, 1970 Form B, amended October 17, 1970 and October 17, 1984 (the "Owner's Policy of Title Insurance").

         (ii) The Owner's Policy of Title Insurance shall also contain endorsements insuring that the covenants, conditions and restrictions included in the Permitted Encumbrances have not been violated and that a future violation thereof will not cause a forfeiture or reversion of title.

         (iii) The premium (at ordinary rates) for the Owner's Policy of Title Insurance and such endorsements will be paid by Buyer.

      (b) If Seller is unable to convey title to the Urbana Property, the Marysville Property, and/or the Zanesville Property to Buyer at Closing in accordance with the requirements of this Agreement, Buyer shall have the options: (i) of taking such title to the defective Property or defective Properties as Seller is able to convey with abatement of the Purchase Price in the amount (fixed or ascertainable) of any mortgages or other monetary liens on such defective Property or defective Properties; or (ii) of terminating Buyer's obligations under this Agreement and being repaid the Deposit; or (iii) of terminating Buyer's obligations under this Agreement with respect only to any defective Property, and having this Agreement continue in effect as to the Property or Properties with respect to which Buyer did not terminate with a reduction of the Purchase Price in the amount of the Allocated Amount for the defective Property (or defective Properties) as to which Buyer has terminated. Upon payment to Buyer of the Deposit pursuant to clause (ii) above, this Agreement shall be null and void and neither party shall have any further obligations hereunder. If Buyer terminates this Agreement pursuant to clause (ii) above, Seller and Buyer shall immediately deliver to the Title Company written instructions to pay the Deposit to Buyer. Notwithstanding the foregoing, if title to the Property is not as described in Section 5(a), Buyer shall also be entitled to pursue all other remedies available to Buyer at law or in equity.

      (c) Promptly after the execution of this Agreement, Buyer shall order from the Title Company a Commitment for Title Insurance ("Title Commitment") with respect to the Real Property. Buyer shall give to Seller Notice ("Exception Notice") of any exceptions to title set forth in the Title Commitment which are not acceptable to Buyer ("Unacceptable Exceptions"). Seller shall, within five (5) days from the date of Seller's receipt of the Exception Notice, deliver to Buyer an endorsement to the Title Commitment issued by the Title Company stating which, if any, of the Unacceptable Exceptions the Title Company has or will commit to remove from the Title Commitment; and if the Title Company has not issued an endorsement to the Title Commitment removing (or committing to remove) all of the Unacceptable Exceptions from the Title Commitment within five (5) days from the date of Seller's receipt of the Exception Notice, Buyer shall have the right to terminate this Agreement. If Buyer does not terminate this Agreement pursuant to the provisions of this Section 5(c), then the exceptions remaining on Schedule B, Section 2 of the Title Commitment which are not liens securing payment of monetary sums ("Monetary Liens") shall be the "Permitted Encumbrances". Seller agrees to pay all Monetary Liens and cause all Monetary Liens to be released and satisfied of record prior to the completion of Closing.

6. Possession. Possession of the Property shall be given to Buyer at Closing, subject only to the right of occupancy of the Tenants under the Tenant Leases, by delivery of Seller's Special Warranty Deeds with covenants against the Grantor's acts (the "Deeds") and Bills of Sale (the "Bills of Sale"), duly executed and acknowledged by Seller and in proper form for recording, pursuant to the Exchange Agreement attached hereto as Exhibit C. If Buyer causes surveys to be made of the Real Property, then at Buyer's option, the descriptions of the Real Property contained in the Deeds shall be based upon the surveys.

7. Apportionments; Transfer Taxes

      (a) (i) Real estate taxes (on the basis of the actual fiscal years for which such taxes are assessed) on the Real Property; personal property taxes on the Personal Property; minimum water and sewer charges; minimum rent and additional rent and other sums paid by the Tenants to the Seller prior to Closing under the Tenant Leases; and payments due under the Service Agreements (as defined below) which are to be assigned to Buyer, if any, shall be apportioned pro rata between Seller and Buyer on a per diem basis as of the Closing Date; provided, however, that there shall be no apportionment between Buyer and Seller at Closing with respect to real estate taxes, utility charges and other sums paid by the Tenants to the taxing authorities, utility companies or other third parties pursuant to the Tenant Leases for a period or periods of time from and after the Closing Date.

         (ii) If the Closing Date is not the first day of a calendar month and if as of the Closing Date any of the Tenants has not paid the monthly installment of minimum rent ("Delinquent Installment") due under its Tenant Lease with respect to the month in which Closing occurs, then at Closing Buyer shall receive a credit against the Purchase Price in an amount equal to the portion of the Delinquent Installment applicable to the period of time from and after the Closing Date and through the balance of the applicable month; and upon Buyer's receipt of the Delinquent Installment from the Tenant, Buyer shall pay the full amount thereof to Seller.

         (iii) If, at Closing, the Property is affected by an assessment which is payable in installments of which the first installment is then a charge or lien, or has been paid, then all unpaid installments of such assessments, including those which are to become due and payable after Closing, shall be deemed to be due and payable and to be a lien upon the Property and shall be paid and discharged by Seller at Closing.

      (b) Seller and Buyer shall, at Closing, split equally all transfer taxes, documentary taxes and all other taxes, assessments or charges imposed upon the Deeds and/or the conveyance of the Real Property from Seller to Buyer.

      (c) The total sum of all Tenant security, utility, key and other deposits, together with all interest earned thereon as of the Closing Date which the Tenants are entitled to receive, shall be given to Buyer at Closing as a credit against the Purchase Price.

      (d) Seller shall obtain readings of the water, electric, gas and other utility meters servicing the Real Property (other than meters which exclusively measure utility consumption which is to be paid in full by any of the Tenants under Tenant Leases) to a date no more than five (5) days prior to the Closing Date. At or prior to Closing, Seller shall pay all charges based upon such meter readings, adjusted to include a reasonable estimate of the additional charges due for the period from the dates of the respective readings until the Closing Date. If Seller is unable to obtain readings of any meters prior to the Closing Date, Closing shall be completed without such readings and upon the obtaining thereof, Seller shall pay the charges incurred prior to the Closing Date as reasonably determined by Buyer based upon such readings, and at Closing, Seller shall deposit with the Title Company an amount reasonably estimated to represent the anticipated obligation of Seller under this sentence.

8. Representations and Warranties of Seller. Seller, to induce Buyer to enter into this Agreement and to complete Closing, makes the following representations and warranties to Buyer, which representations and warranties are true and correct as of the date of this Agreement, and shall be true and correct at and as of the Closing Date in all respects as though such representations and warranties were made both at and as of the date of this Agreement, and at and as of the Closing Date:

      (a) The only leases or other agreement with respect to rights of use and occupancy of the Property in effect are the leases ("Tenant Leases") listed on Schedule 1 hereto ("Rent Roll") with the tenants ("Tenants") designated on Schedule 1 hereto. The Tenant Lease originally entered into between Seller, as landlord, and Dow Brands, as tenant, as been assigned by Dow Brands to S.C. Johnson & Son, Inc. and Seller, as landlord, as executed an Agreement consenting to such assignment and S.C. Johnson & Son, Inc. has executed an Agreement assuming the obligations of the tenant under such Tenant Lease.

      (b) The Tenant Leases are valid and existing and in full force and effect; the Tenants are in actual possession of the Property; and neither the Tenants nor the Seller are in default of their respective obligations under the Tenant Leases.

      (c) The copies of the Tenant Leases previously delivered by Seller to Buyer and initialed by Seller and Buyer for identification are true and complete copies of the Tenant Leases; the Tenant Leases have not been amended, modified, or supplemented; and the Tenants do not have any right to extend or renew the terms of the Tenant Leases except as expressly set forth in the Tenant Leases.

      (d) The Tenants have not asserted any claims which could adversely affect the right of the landlord to collect rent from the Tenants; and no notice of default or breach on the part of landlord under the Tenant Leases has been received by Seller from the Tenant which have not been cured.

      (e) All construction, painting, repairs, alterations, improvements and other work required to be performed by the landlord under the Tenant Leases, and all of the other obligations of the landlord required to be performed under the Tenant Leases as of the Closing Date, have been fully performed and paid for in full by Seller.

      (f) The rents and other payments set forth on the Rent Roll and in the Tenant Leases are the actual rents, income and charges presently being collected by Seller under the Tenant Leases; all minimum rent payable under the Tenant Leases is payable monthly in advance and there are no restrictions upon the amount of rent which may be charged or collected under the Tenant Leases nor upon tenants to whom space can be leased in the Property by virtue of rent control laws, ordinances, or regulations, or by virtue of existing agreements or regulations.

      (g) Except as set forth in the Tenant Leases, the Tenants are not entitled to any concession, allowance, rebate or refund.

      (h) The Tenants have not prepaid any rent or other charges for more than the current month under the Tenant Leases.

      (i) Neither the Tenant Leases nor the rent or other amounts payable under the Tenant Leases have been assigned, pledged or encumbered other than to the holder of any existing mortgage as collateral security, which assignment shall be terminated at Closing; and the Tenant Leases may be assigned by Seller to Buyer at Closing.

      (j) No security deposits have been paid by the Tenants under the Tenant Leases, except as set forth on the Rent Roll.

      (k) No brokerage or leasing commissions or other compensation is or will be due or payable to any party with respect to or on account of the Tenant Leases or any extensions or renewals thereof or any other actions by Tenants thereunder.

      (l) Except as provided in the Leases, the Tenants do not have any right or option to acquire to the Property or any portion thereof; and there are no outstanding agreements with any other party granting any right or creating any obligation to acquire the Property or any portion thereof or any interest therein.

      (m) Except a backup diesel powered generator at the Marysville location, the Tenants do not have the right to remove from the Property any of the currently attached heating, ventilating, air conditioning, mechanical, electrical and other systems located within the buildings on the Real Property.

      (n) All of the books, records, information, data and other items supplied by Seller to Buyer are true, complete and correct in all material respects, and fairly and accurately presented the results of operations of the Property.

      (o) Seller has not received any notice ("Defect Notice") from any insurance company which has issued a policy with respect to the Property or from any board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies in the Property or suggesting or requesting the performance of any repairs, alterations or other work to the Property.

      (p) There are no management, service, equipment, supply, security, maintenance, construction, concession or other agreements with respect to or affecting the Property, except for any agreements under which only the Tenants are bound and except for the agreements listed on Exhibit D to this Agreement (collectively, the "Service Agreements"); Seller is not in default under the Service Agreements; each of the Service Agreements designated on Exhibit D to be assigned to Buyer at Closing is assignable by Seller and will not be invalidated, violated or otherwise adversely affected by the assignment thereof or by the transfer of the Property to Buyer; the copies of the Service Agreements previously delivered by Seller to Buyer and initialed by Seller and Buyer for identification are true and complete copies of such Service Agreements and the same have not been amended, modified or supplemented; and each of the Service Agreements designated on Exhibit D to be terminated shall be terminated by Seller at or prior to Closing and all sums due thereunder paid in full by Seller.

      (q) No employee of Seller who performs services at or in connection with the Property is covered by an employment agreement or union contract; no demand has been made upon Seller for recognition of a union or collective bargaining agent for the employees of Seller at the Property; and none of the employment arrangements with respect to Seller's employees will be binding upon Buyer or any subsequent owner of the Property after Closing.

      (r) With the exception of landscape and curb completion of the Marysville location, all buildings and improvements (including all roads, parking areas, curbs, sidewalks, sewers and other utilities) included within the Property have been completed and installed in accordance with the plans and specifications therefor approved by the governmental authorities having jurisdiction; no municipal or other governmental improvements affecting the Property are in the course of construction or installation, and no such improvement has been ordered to be made; all street paving, curbing, sanitary sewers, storm sewers and other municipal or other governmental improvements which have been constructed or installed have been paid for and will not hereafter be assessed, and all assessments heretofore made have been paid in full; and there are no private contractual obligations relating to the installation of or connection to any sanitary sewers or storm sewers. Ten Thousand Dollars ($10,000.00) will be escrowed at Closing with the Title Company for completion of the Marysville landscape and curb improvements. Seller shall complete said improvements within sixty (60) days after the Closing Date, and upon completion, Seller shall be entitled to be paid the Ten Thousand Dollar ($10,000.00) amount from the Escrow Fund. If Seller fails to complete construction of such improvements within sixty (60) days after the Closing Date, Buyer shall have the right, at Buyer's option, to complete such items and to be entitled to receipt of the Ten Thousand Dollar ($10,000.00) sum from the Escrow Fund.

      (s) All permanent certificates of occupancy and all other licenses, permits, authorizations, consents, certificates and approvals required by all governmental authorities having jurisdiction and the requisite certificates of the local board of fire underwriters (or other body exercising similar functions) have been issued for the Property, have been paid for, are in full force and effect, are assignable by Seller, and will not be invalidated, violated or otherwise adversely affected by the assignment thereof or by the transfer of the Property to Buyer.

      (t) The current zoning classification of the Urbana Property is "M-1," and the Marysville Property is "M-2"; and the Zanesville Property is not within a zoning classification; and the construction, operation and use of the buildings and other improvements constituting the Real Property do not violate any zoning, subdivision, building or similar law, ordinance, order, regulation or recorded plat or any certificate of occupancy issued for the Property; no zoning variances, special exceptions or zoning board of adjustment certificates were issued for the construction of the Property or for its present use; and the buildings and improvements on the Real Property are not non-conforming uses or structures.

      (u) No portion of the Property and no method of operation of the Property is in violation ("Violation") of any applicable law, ordinance, code, rule, order, regulation or requirement of any governmental authority, the requirements of any local board of fire underwriters (or other body exercising similar functions), and there are no presently outstanding and uncured notices of Violations.

      (v) Seller has no knowledge of any defective condition, structural or otherwise, with respect to the Property; and to Seller's knowledge the heating, ventilating and air conditioning, plumbing, sprinkler, electrical and drainage systems, roofs, and all other fixtures, equipment and systems at or serving the Property are in good condition, repair and working order.

      (w) Exhibit E to this Agreement sets forth the only fire and extended coverage insurance policies ("Policies") maintained by Seller with respect to the Property; the Policies are in full force and effect and all premiums due thereunder have been paid; and neither Seller nor (to Seller's knowledge) any of the Tenants has received any notice from the insurance companies which issued the Policies, indicating that the Policies will not be renewed or will be renewed at a higher premium than is presently payable therefor.

      (x) There is no action, suit or proceeding pending or, to the knowledge of Seller, threatened against or affecting Seller or the Property or any portion thereof or any of the Tenant Leases or relating to or arising out of the ownership, management or operation of the Property, in any court or before or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality.

      (y) All real estate taxes currently due and payable with respect to the Property have been paid; each of the parcels constituting the Real Property constitute separate tax parcels and are separately assessed for real estate tax purposes; there is no proceeding pending for the adjustment of the assessed valuation of all or any portion of the Property; the Property has been assessed and real estate taxes have been paid on the basis of the value of all improvements as completed; and there is no abatement, reduction or deferral in effect with respect to the Marysville Property. The Zanesville and Urbana Properties are subject currently to real estate tax abatements; and Seller has delivered to Buyer true and complete copies of all agreements applicable to such abatements and such abatements shall remain in full force and effect for the benefit of Buyer after Closing.

      (z) No portion of the Property, except a portion of the Marysville Property (upon which no flood plain warranty or representation is made), is located within an area designated as a flood hazard area or an area which will require the purchase of flood insurance for the obtaining of any federally insured or federally related loan; and no portion of the Real Property is located in any area constituting a "wetland".

      (aa) Water, sanitary sewer, storm sewer, drainage, electric, telephone, gas, and other public utility systems and lines serve the Property with capacity and in a manner adequate for the present use of the Property and are directly connected to the lines and/or other facilities of the respective public authorities or utility companies providing such services or accepting such discharge, either adjacent to the Real Property or through easements or rights of way appurtenant to and forming a part of the Real Property; such easements or rights-of-way have been fully granted, and all charges therefore have been fully paid by Seller and all charges for the aforesaid utility systems and the connection of the Real Property to such systems, including without limitation connection fees, "tie-in" charges and other charges now or hereafter to become due and payable, have been fully paid by Seller; and the water and sanitary sewer service described above is supplied by public authority.

      (bb) Seller has not received any notice of any condemnation proceeding or other proceedings in the nature of eminent domain ("Taking") in connection with the Property, and to Seller's knowledge no Taking has been threatened.

      (cc) Each of the parcels constituting the Real Property has direct access to a public road owned and maintained by the applicable municipal authority.

9. Operations Prior to Closing. Between the date of this Agreement and Closing:

      (a) Seller shall, at its expense: perform all of its obligations under the Tenant Leases and cause the Tenants to perform all of their obligations under the Tenant Leases; and cure (or cause the Tenants to cure) all notices of any Violations and/or Defect Notices issued prior to Closing.

      (b) Seller shall not enter into any agreement to modify, amend or otherwise alter any of the terms or provisions of the Tenant Leases or any of the Service Agreements; and Seller shall not enter into an new lease or other agreement with respect to the use or occupancy of the Property and/or the maintenance or operation thereof, without the prior written consent of Buyer.

      (c) Seller shall perform all acts, and shall make all payments, necessary to cause the representations and warranties of Seller in this Agreement to be true and correct.

      (d) (i) Buyer, its attorneys, accountants, architects, engineers and other representatives shall be afforded access to the Property and to all books, records and files relating thereto from time to time prior to Closing for the purposes of inspections, preparation of plans, taking of measurements, making of surveys, making of appraisals, and generally for the ascertainment of the condition of the Property, including but not limited to the physical and financial condition of the Property; and there shall be furnished to Buyer all plans and specifications, engineering reports, feasibility studies, operating statements, governmental permits and approvals, contracts, leases, surveys, title information and other documentation concerning the Property in the possession of Seller and/or Seller's management agent for the Property.

         (ii) Buyer, its attorneys, accountants and other representatives, shall be permitted to make and are authorized to make any searches of governmental records as they deem necessary with respect to the Property; and Seller agrees fully to cooperate with Buyer and its attorneys and other representatives in this regard and to issue any consents or authorizations required therefor.

         (iii) Buyer agrees to indemnify, defend and reimburse Seller for all costs, expenses (including, without limitation, attorney's fees, consultant and expert fees and court costs) loss and liabilities suffered or incurred by Seller as the result of any injuries to persons or properties caused by Buyer's entry upon the Property prior to Closing pursuant to the provisions of this Section 9(d). The obligations of Buyer pursuant to this Section 9(d)(iii) shall survive Closing and/or any termination of this Agreement.

      (e) Promptly after receipt thereof by Seller, Seller shall deliver to Buyer the following:

         (i) a copy of any notice of default given or received under any of the Tenant Leases or the Service Agreements;

         (ii) a copy of any tax bill, notice or statement of value, or notice of change in a tax rate affecting or relating to the Property;

         (iii) a copy of any notice of an actual or alleged Violation; and

         (iv) a copy of any notice of Taking.

      (f) Seller shall complete and deliver for execution by each of the Tenants a written certification in the form of Exhibits F-1, F-2 and F-3 to this Agreement, but modified and supplemented by Buyer's counsel to reflect the terms and provisions of each of the respective Tenant Leases (each, "Tenant Estoppel Certificate"); and shall obtain an executed Tenant Estoppel Certificate (dated no more than 10 days prior to the Closing Date) from each of the Tenants. Seller shall deliver to Buyer a copy of each of the executed Tenant Estoppel Certificates delivered to Seller promptly after receiving each such certificate.

      (g) Seller shall deliver for execution by each of the Tenants a Subordination, Non-Disturbance and Attornment agreement in the form required by Buyer's lender ("SNDA"); and Seller shall obtain an executed SNDA from each of the Tenants. Seller shall deliver to Buyer a copy of each of the executed SNDAs delivered to Seller promptly after receiving each such SNDA. The SNDAs shall be in the forms attached hereto as Exhibits J-1, J-2 and J-3.

      (h) Seller shall obtain from the Tenants written amendments to each of the Tenant Leases (in form satisfactory to Buyer) in which each of the Tenants shall waive and delete the options to purchase portions of the Property set forth therein ("Lease Amendments").

10. Environmental Matters.

      (a) Beyond two Phase-I Environmental audits performed on the Urbana and Zanesville locations. Seller has made no independent inquiry; however, Seller represents that to the best of Seller's knowledge:

         (i) The Property and all activities and conditions at the Property are in compliance with all applicable federal, state and local environmental statutes, ordinances, regulations, orders and requirements of common law, including without limitation: those relating to the construction, operation, maintenance or repair of any improvements or equipment; the discharge, emission or release of any item or substance to the air, soil, surface water or ground water; the discharge of any dredge or fill material to a wetland or other water of the United States; the storage, treatment, disposal or handling of any Contaminant; or the construction, operation, maintenance or repair of aboveground or underground storage tanks (collectively, "Environmental Laws").

         (ii) No item or substance that may require remediation under any Environmental Law ("Contaminant") is present on, over or under or is migrating from the Property.

         (iii) Neither Seller, the Tenants nor any other party has generated, stored, treated, disposed of, discharged, released, emitted or otherwise handled any Contaminant on, over, under, from or in any manner affecting the Property or any premises adjacent to the Property. For the purposes of this subsection (iv) only, "Contaminant" shall not include office equipment, fuel and other similar products contained in vehicles and cleaning solutions and other maintenance materials that are customarily used or stored incidental to and are reasonably necessary for the operation or maintenance of the Property.

         (iv) Neither the Property nor any adjacent premises, is listed or proposed for listing on the National Priorities List established pursuant to
Section 105(8)(B) of CERCLA, 42 U.S.C. ss.9605(8)(B), or on any other hazardous site list promulgated by any federal, state or local government or governmental agency.

         (v) No underground or above ground storage tanks are present at the Property, except an above ground fuel storage tank located on the Marysville Property.

         (vi) Seller has provided Buyer with copies of all: (A) permits, licenses, certificates, registrations, approvals, and any amendments thereto required for the Property pursuant to or necessary for compliance with Environmental Laws; (B) applications, reports or other materials submitted to any governmental agency in connection with any Environmental Law; (C) records or manifests required to be maintained pursuant to Environmental Laws or which are relevant to the issue of compliance with Environmental Laws; (D) correspondence, notices of violation, summonses, orders, administrative, civil or criminal complaints, requests for information or other documents received by Seller or its agents pertaining to compliance with Environmental Laws or the generation, storage, treatment, handling, discharge, emission, release or migration of any Contaminant on, over, under, from or affecting the Property; and (E) records and analyses of any environmental tests pertaining to the Property, including without limitation the results of any air, water or soil analyses or tank integrity testing, which are in the possession of Seller for the Property or the existence of which is known to Seller.

         (vii) No civil, criminal or administrative proceeding is pending or threatened relating to Environmental Laws or Contaminants on, over, under, from or affecting the Property; neither Seller nor any of the Tenants has received any notice of violation or potential liability regarding the Property or activities thereon relating to Environmental Law or Contaminants on, over, under, from or affecting the Property and Seller has no reason to believe such notices will be received and has no reason to know of circumstances that would give rise to such notices or proceedings in the future; neither Seller nor any of the Tenants has entered into any consent order, consent decree, administrative order, judicial order or settlement relating to Environmental Laws or Contaminants on, over, under, migrating from or affecting the Property.

      (b) Seller will assist Buyer in giving notice to applicable government agencies and in transferring or reissuing to Buyer any permit, license, certificate, registration or other approval necessary to continue operations at the Property, or in obtaining for Buyer any new permit, license, certificate, registration or approval required of Buyer under any Environmental Law.

11.   Casualty.

      (a) Seller shall maintain the Policies in effect until the time of Closing, and shall deliver to Buyer, within ten (10 ) days after the date of this Agreement, an endorsement to each of the Policies issued by the insurance company issuing the Policies evidencing that the Policies are in effect, and that the Policies will not be canceled or materially modified without at least thirty (30) days prior written notice to Buyer. If Closing is not completed under this Agreement, Buyer agrees to deliver to Seller, upon request, a written direction to each of the insurance companies which has issued the Policies, directing that Buyer's name as an additional insured party be deleted therefrom.

      (b)

         (i) If at any time prior to the Closing Date any portion of the Property is destroyed or damaged as a result of fire or any other casualty ("Casualty"), Seller shall promptly give written notice ("Casualty Notice") thereof to Buyer. If the Urbana Property, the Marysville Property and/or the Zanesville Property is (are) the subject of a Casualty, Buyer shall have the right, at its sole option, of terminating this Agreement (by written notice to Seller given within ten (10) days after receipt of the Casualty Notice from Seller) with respect to the entire Property or with respect to only the Property which is the subject of the Casualty unless, (i) the cost fully to repair or restore such damage is less than Twenty Five Thousand Dollars ($25,000) and sufficient insurance proceeds are available fully to restore such damage, and (ii) the insurance companies issuing the Policies have confirmed in writing prior to the end of such ten (10) day period that such Casualty is covered by the Policies and that no defense to payment of the claim exists, and (iii) such Casualty will not result in any of the Tenants terminating any of the Tenant Leases or asserting a right to terminate any of the Tenant Leases as and (iv) any loan commitment obtained by Buyer for financing to acquire the Property is not canceled or suspended as a result of such Casualty. If a Casualty Notice is given to Buyer less than ten (10) days prior to Closing, at Buyer's option Closing shall be postponed to a date not earlier than ten (10) days after Buyer's receipt of the Casualty Notice.

         (ii) If Buyer terminates this Agreement with respect to the entire Property pursuant to this Section 11(b), Seller and Buyer shall forthwith deliver to the Title Company written instructions to pay the Deposit to Buyer. If Buyer terminates this Agreement pursuant to this Section 11(b) with respect to the Urbana Property, the Marysville Property, or the

Zanesville Property but not with respect to the entire Property, this Agreement shall continue in effect with respect to the Property as to which Buyer did not terminate and the Purchase Price shall be reduced in the amount of the Allocated Amount for the Property as to which Buyer terminated.

         (iii) If this Agreement continues in effect with respect to any of the Properties, the proceeds of any insurance with respect to such Property paid between the date of this Agreement and the Closing Date together with an amount equal to Seller's deductible under the Policies with respect to such Property, shall be paid to Buyer at the time of Closing and all unpaid claims and rights in connection with losses to such Property shall be assigned to Buyer at Closing without in any manner affecting the Purchase Price.

      (c) If the Property is the subject of a Casualty, but Buyer does not have the right to terminate this Agreement pursuant to the provisions of
Section 11(b) above (or Buyer does not exercise such right), then Seller shall promptly cause all temporary repairs to be made to the Property as shall be required to prevent further deterioration and damage to the Property; provided, however, that any such repairs shall first be approved by Buyer. Seller shall have the right to be reimbursed from the proceeds of any insurance with respect to the Property paid between the date of this Agreement and the Closing Date for the cost of all such repairs made pursuant to this Section 11(c). Except for the obligation of Seller to repair the Property set forth in this Section 11(c), Seller shall have no other obligation to repair any Casualty damage in the event Buyer does not elect to terminate this Agreement pursuant to the provisions of Section 11(b), and in such event, Buyer shall accept the Property at Closing as damaged or destroyed by the Casualty and Buyer shall have the right to enter the Real Property prior to Closing for the purpose of performing such repairs thereto as are reasonably necessary to protect the Property against further damage prior to the Closing Date.

      (d) At Closing, at Buyer's option, Seller shall (i) assign to Buyer all of Seller's rights, title and interest in, to and under the Policies and Seller shall deliver to Buyer the Policies and an endorsement to the Policies reflecting that Buyer has become the insured party thereunder; or (ii) cancel policy and return any rebate with prepaid premiums.

12. Eminent Domain. (a) If at any time prior to the Closing Date: a Taking affects all or any part of the Property, or if any proceeding for a Taking is commenced, or if notice of the contemplated commencement of a Taking is given, Seller shall promptly give written notice ("Taking Notice") thereof to Buyer. If the Urbana Property, the Marysville Property and/or the Zanesville Property is (are) Taken, Buyer shall have the right, at its sole option, of terminating this Agreement with respect to the entire Property or with respect only to the Property which has been Taken. If a Taking Notice is given to Buyer less than ten (10) days prior to Closing, at Buyer's option Closing shall be postponed to a date not earlier than ten (10) days after Buyer's receipt of the Taking Notice.

      (b) If Buyer terminates this Agreement with respect to the entire Property pursuant to this Section 12, Seller and Buyer shall forthwith deliver to the Title Company written instructions to pay the Deposit to Buyer. If Buyer terminates this Agreement with respect to the Urbana Property, the Marysville Property or the Zanesville Property, but not with respect to the entire Property, this Agreement shall continue in effect with respect to the Property as to which Buyer did not terminate and the Purchase Price shall be reduced in the amount of the Allocated Amount for the Property as to which Buyer terminated.

      (c) If this Agreement continues in effect with respect to any of the Properties, the Purchase Price shall be reduced by the total of any awards or damages received by Seller with respect to such Property and Seller shall, at Closing, be deemed to have assigned to Buyer all of Seller's right, title and interest in and to any awards or damages with respect to such Property to which Seller may have become entitled or may thereafter be entitled by reason of any exercise of the power of eminent domain or condemnation with respect to or for the Taking of such Property or any portion thereof.

13. Conditions of Buyer's Obligations.

      (a) The obligations of Buyer under this Agreement are subject to the satisfaction at the time of Closing of each of the following conditions (any one of which may be waived in whole or in part in writing by Buyer at or prior to Closing):

         (i) all of the representations and warranties by Seller set forth in this Agreement shall be true and correct;

         (ii) no representation or warranty by Seller contained in this Agreement shall contain any untrue statement or shall omit a material fact necessary to make the statement of fact therein recited not misleading;

         (iii) Seller shall have performed all covenants, agreements and conditions required by this Agreement to be performed by Seller prior to or as of the Closing Date;

         (iv) there shall have been no material adverse change in the financial condition of Seller or any of the Tenants during the period from the date of this Agreement to the Closing Date; and

         (v) Buyer shall have received the executed Tenant Estoppel Certificates and SNDAs from the any of the Tenants under the Tenant Leases.

      (b) In the event any of the conditions set forth in Section 13(a) are not satisfied as of the Closing Date, Buyer shall have the right (in addition to all other rights and remedies available to Buyer under this Agreement, at law or equity), at Buyer's sole option (by written notice to Seller) to (i) terminate Buyer's obligations under this Agreement and have the Deposit returned to Buyer, or (ii) to terminate this Agreement as to less than all of the Property and have the Purchase Price reduced by the Allocated Amount applicable to the Property terminated, or (iii) complete Closing notwithstanding the unsatisfied condition, or (iv) if such condition is not fulfilled by reason of Seller's intentional act or omission and can be remedied by the payment of an ascertainable sum, Buyer may complete Closing and deduct such sum from the Purchase Price.

14. Inspection Period.

      (a) Buyer shall, during the period ("Inspection Period") which commenced on February 27, 1998 and which shall end at 11:59 P.M. on Friday, May 15, 1998, have the opportunity to examine the Property, the Tenant Leases, the Service Agreements, the Policy, the Permitted Encumbrances and any items to be delivered by Seller to Buyer, and to conduct such other inspections of the Property (including, without limitation, environmental surveys and inspections and engineering surveys and inspections) as Buyer, in its discretion, may elect.

      (b) (i) Seller acknowledges that Buyer may commission, prior to Closing, at Buyer's sole cost and expense, an investigation of (without limitation): compliance with Environmental Laws, the presence of Contaminants on, over, under, migrating from or affecting the Property including without limitation in connection with the use and operation of any Personal Property, and the presence of conditions that may affect Buyer's intended use.

         (ii) Seller will cooperate with Buyer and Buyer's agents in Buyer's investigation, including without limitation: (A) complying with requests for information and records; (B) warranting that responses to such requests are true and complete; (C) assisting Buyer in obtaining governmental agency or other records and upon Buyer's request communicating directly with any governmental agencies; (D) granting Buyer access to the Property including, without limitation, access for collecting surface or subsurface samples of soil, vegetation or water, or samples from buildings and other improvements and Personal Property located on the Property, including samples from walls, floors, ceilings, plenums, paved areas and other areas the taking of which samples may necessitate some damage to the buildings, other improvements or the Personal Property, and installing groundwater monitoring wells; and (E) delivery to Buyer any communications, letters, inquiries or notices received by Seller from any regulatory body dealing with environmental matters, water quality, air quality, life safety and OSHA and with all reports which may have been prepared within the past five years addressing the presence of PCB emissions, asbestos or other hazardous materials or waste. Buyer's investigations shall in no way limit or otherwise affect Seller's representations and warranties under this Agreement. If Buyer does not complete Closing, Buyer will repair any invasive testing to the condition of the Property which had reasonably existed prior to such testing or sampling.

      (c) Buyer shall have the right, at Buyer's sole option, to elect to terminate this Agreement with respect to either or all of the Urbana Property, the Marysville Property and/or the Zanesville Property (for any reason whatsoever) by giving notice of such termination to Seller on or prior to the second business day to occur after the date on which the Inspection Period ends. If Buyer terminates this Agreement pursuant to this Section 14(c) with respect to all of the Property, Seller and Buyer shall forthwith deliver to the Title Company written instructions to pay the Deposit to Buyer; and this Agreement shall be null and void and neither party shall have any further obligations under this Agreement. If Buyer terminates this Agreement with respect to the Urbana Property, the Marysville Property or the Zanesville Property, but not with respect to all of the Property, this Agreement shall be null and void with respect to the Property as to which Buyer has terminated but shall continue in effect with respect to the other Property or Properties with a reduction of the Purchase Price in the amount of the Allocated Amount for the Property or Properties as to which Buyer has terminated this Agreement.

15. Items to be Delivered at Closing.

      (a) At Closing, Seller shall deliver to Buyer the following:

         (i)     The Deeds.

         (ii) An original counterpart of each of the Lease Amendments fully executed by the Seller and each of the Tenants.

(iii) Assignments in the form of Exhibits G and H, respectively, of the Tenant Leases and the Service Agreements designated on Exhibit C to be assigned to Buyer, duly executed and acknowledged by Seller and in proper form for recording, assigning to Buyer all of the lessor's and Seller's rights, title and interest in the Tenant Leases and such Service Agreements, together with all correspondence between Seller and the Tenants; an original executed copy of each of the Tenant Leases and each such Service Agreement; a letter, duly executed by Seller, in form satisfactory to Buyer, addressed to each of the Tenants and other parties under the Service Agreements informing it of the assignments. Seller shall also deliver to Buyer at Closing evidence of Seller's termination of those Service Agreements not assigned to Buyer and payment of all sums owing to the parties to such Service Agreements.

      (iv) An assignment, duly executed and acknowledged by Seller, of (and delivery to Buyer of originals or copies of): all permanent certificates of occupancy and all other licenses, permits, authorizations, consents, certificates and approvals required by all governmental authorities having jurisdiction over the Property; all fees, escrow and/or security funds, deposits and other sums heretofore paid by Seller to any governmental authority in connection with the Property; all certificates issued by the local Board of Fire Underwriters (or other body exercising similar functions); all plans, specifications and project manuals for the Property in Seller's possession; and all guarantees, bonds and warranties with respect to the Property (together with original counterparts of such instruments).

      (v) An original counterpart of each of the Tenant Estoppel Certificates and each of the SNDAs.

      (vi) Such resolutions and certificates as the Title Company shall require to evidence the due authorization of the execution and performance of this Agreement and the documents to be delivered pursuant hereto; and all affidavits, indemnities and other agreements required by the

Title Company to permit it to issue to Buyer the Owner's Policy of Title Insurance required pursuant to Section 5(a).

         (vii) A statement, certified by Seller (and accompanied with all relevant back-up documentation) setting forth all information necessary or required to permit Buyer to calculate and collect after Closing all payments of additional rent and other charges due under the Tenant Leases.

         (viii) All proper instruments for the conveyance of the awards referred to in Sections 1(a), 1(b) and 12.

         (ix) Duplicate copies of all books, records and operating reports in Seller's possession which are necessary to insure continuity of operation of the Property.

         (x) Any other documents required to be delivered by Seller pursuant to any other provisions of this Agreement.

      (b) At Closing, Buyer shall deliver to Seller the following:

         (i) The portion of the Purchase Price payable pursuant to Section
2(b).

         (ii) Assumption agreements, in the form of Exhibits G and respectively, of the Tenant Leases and of the Service Agreements designated on Exhibit D to be assigned to Buyer, duly executed and acknowledged by Buyer and in proper form for recording.

         (iii) Any other document required to be delivered by Buyer pursuant to any other provisions of this Agreement.

16. Indemnity by Seller. Seller agrees to indemnify, defend and hold harmless Buyer from and against, and to reimburse Buyer with respect to, any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including without limitation reasonable attorney's fees and court costs) asserted against or incurred by Buyer by reason of or arising out of (a) a breach of any representation or warranty of Seller as set forth in this Agreement, and (b) the failure of Seller to perform any obligation required by this Agreement to be performed by it. Notwithstanding any provision of this Agreement to the contrary, it is understood and agreed that the remedy of indemnity pursuant to this Section 16 and Buyer's remedies at law may be inadequate in the case of any breach by Seller of its representations, warranties and obligations under this Agreement, and Seller agrees that Buyer shall be entitled to equitable relief and the remedy of specific enforcement with respect thereto.

17. Brokerage. Each of Seller and Buyer represents and warrants to the other that it has dealt with no broker, finder or other intermediary in connection with this sale, other than Oxford Realty Services and CB Commercial. In reliance upon the representations and warranties of Seller and Buyer set forth above in this Paragraph 17, Seller agrees to pay all broker commissions due to CB Commercial pursuant to a separate brokerage agreement between Seller and CB Commercial and Buyer agrees to pay all brokerage commissions due to Oxford Realty Services pursuant to a separate brokerage agreement between Buyer and Oxford Realty Services.

18. No Other Representations. Buyer acknowledges that neither Seller nor anyone acting, or purporting to act, on behalf of Seller, has, except as expressly set forth in this Agreement, made any representation or warranty with respect to the Property.

19. Successors and Assigns. Buyer may assign its rights under this Agreement (including an assignment to an intermediary in a tax-free exchange) without the prior consent of Seller, but such assignment shall not relieve or release Buyer of its obligations under this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

20. FIRPTA.

      (a) Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code") provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. To inform Buyer that withholding of tax is not required upon the disposition by Seller of a United States real property interest, the undersigned parties executing this Agreement on behalf of Seller hereby certify the following on behalf of
Seller:

         (i) Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and Income Tax Regulations);

         (ii) Seller's Social Security Numbers are:

              Jerry L. Robinson: ###-##-####

             Gene A. Good: ###-##-####
             Robert J. Biondi:  ###-##-####

and

         (iii) Seller's office address is:

               2758 Road 55
               Bellefontaine, Ohio 43311

Seller, and the parties executing this Agreement on behalf of Seller, understand that this certification may be disclosed to the Internal Revenue Service by Buyer and that any false statement made here could be punished by fine, imprisonment, or both. Under penalties of perjury, the undersigned parties executing this Agreement on behalf of Seller declare that they have examined this certification and to the best of their knowledge and belief, it is true, correct and complete; and they further declare that they have authority to sign this document on behalf of Seller.

      (b) Seller, and the parties executing this Agreement on behalf of Seller, shall deliver to Buyer at Closing, a restatement of the above certifications of Seller and of the parties executing this Agreement on behalf of Seller in the form attached to this Agreement as Exhibit I.

21. Notices.

      (a) All notices, demands, requests or other communications from each party to the other required or permitted under the terms of this Agreement shall be in writing and, unless and until otherwise specified in a written notice by the party to whom notice is intended to be given, shall be sent to the parties at the following respective addresses:

      if intended for Buyer:

      Plymouth Meeting Executive Campus
      620 West Germantown Pike
      Suite 200
      Plymouth Meeting, PA  19462
      Attn:  Stephen J. Butte
      Fax:  (610) 834-9560

      if intended for Seller:

      2758 Road 55
      Bellefontaine, Ohio 43311
      Fax: (937) 593-6582

Notices may be given on behalf of any party by its legal counsel.

      (b) Each such notice, demand, request or other communication shall be given (i) against a written receipt of delivery, or (ii) by registered or certified mail of the United States Postal Service, return receipt requested, postage prepaid, or (iii) by a nationally recognized overnight courier service for next business day delivery, or (iv) via telecopier or facsimile transmission to the facsimile number listed above, provided, however, that if such communication is given via telecopier or facsimile transmission, an original counterpart of such communication shall concurrently be sent in either the manner specified in clause (i) or (iii) above.

      (c) Each such notice, demand, request or other communication shall be deemed to have been given upon the earliest of (i) actual receipt or refusal by the addressee if sent pursuant to Section (b)(i) or (b)(iv) or (ii) deposit thereof at any main or branch United States post office if sent in accordance with section (b)(ii) above or (iii) deposit thereof with the courier if sent pursuant to section (b)(iii) above.

22. Miscellaneous.

      (a) Captions. The captions in this Agreement are inserted for convenience of reference only; they form no part of this Agreement and shall not affect its interpretation.

      (b) Entire Agreement; Governing Law. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof, supersedes all prior or other negotiations, representations, understandings and agreements (including, without limitation, the letter of intent between Seller and Buyer dated February 27, 1998) of, by or among the parties, express or implied, oral or written, which are fully merged herein. The express terms of this Agreement control and supersede any course of performance and/or customary practice inconsistent with any such terms. Any agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of this Agreement unless such agreement is in writing and signed by the party against whom enforcement of such change, modification, discharge or abandonment is sought. This Agreement shall be governed by and construed under the laws of the State of Ohio.

      (c) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other provision may be invalid or unenforceable in whole or in part.

      (d) Waiver of Tender of Deed and Purchase Monies. The tender of an executed Deed by Seller and the tender by Buyer of the Purchase Price are mutually waived, but nothing in this Agreement shall be construed as a waiver of Seller's obligation to deliver the Deed and/or of the concurrent obligation of Buyer to pay the portion of the Purchase Price payable at Closing.

      (e) Gender, etc. Words used in this Agreement, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

      (f) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall be binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected on this Agreement as the signatories.

      (g) Exhibits. All exhibits attached to this Agreement are incorporated by reference into and made a part of this Agreement.

      (h) No Waiver. Neither the failure nor any delay on the part of either party to this Agreement to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of any such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

         (i) Interpretation. No provision of this Agreement is to be interpreted for or against either party because that party or that party's legal representative or counsel drafted such provision.

      (j) Time. In computing the number of days for purposes of this Agreement, all days shall be counted, including

Saturdays, Sundays and holidays; provided, however, that if the final day of any time period provided in this Agreement shall end on a Saturday, Sunday or legal holiday, then the final day shall extend to 5:00 p.m. of the next full business day. For the purposes of this Section, the term "holiday" shall mean a day other than a Saturday or Sunday on which banks in the State of Ohio are or may elect to be closed.

      (k) Attorney's Fees. In connection with any litigation arising out of this Agreement, the prevailing party shall be entitled to recover all costs incurred, including reasonable attorney's fees. However, the provisions of this Section are expressly subject to the limitation on Buyer's liability specified in Section 3.

      (l) Buyer's Exercise of Right to Terminate. If Buyer desires to terminate its obligations under this Agreement pursuant to any of the provisions of this Agreement, Buyer shall do so by delivering written notice of termination to Seller. Upon any such termination with respect to the entire Property, the Deposit shall be paid to Buyer, and except as otherwise expressly provided herein, this Agreement shall be and become null and void and neither party shall have any further rights or obligations under this Agreement. Upon any such termination which does not apply to the entire Property, except as otherwise expressly provided herein, this Agreement shall be and become null and void with respect to the Property which Buyer terminated and neither party shall have any further rights or obligations under this Agreement with respect to such Property.

      (m) Survival. The representations, warranties and agreements of Seller set forth in Sections 8 and 9 of this Agreement shall survive a termination of this Agreement, or Closing for a period of 24 months, and thereafter shall survive to the extent that Buyer shall have given to Seller written notice of breach thereof. The obligations of Seller and Buyer pursuant to Sections 7, 10, 16, 17, 20, 21, 22(k), 22(n), 23 and 24 of this Agreement shall survive Closing. Except as otherwise provided in the preceding two sentences of this
Section 22(m), the agreements of Seller and Buyer set forth in this Agreement shall not survive Closing and shall merge into the delivery of the Deed at Closing.

      (n) Further Assurances. After Closing, each party shall execute, acknowledge and deliver, for no further consideration but at the cost of the requesting party, all documents and instruments as the other party may reasonably request to further evidence or effectuate the purposes of this Agreement.


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

23. Tax Free Exchange. Each of Seller and Buyer shall cooperate with the other in effecting an exchange described in Section 1031 of the Internal Revenue Code ("Tax Free Exchange"), provided, that: (a) the Tax Free Exchange shall not impose additional financial or legal obligations in addition to those set forth elsewhere in this Agreement; (b) neither Seller nor Buyer shall have any obligation to take title to any exchange property; (c) the exchanging party shall indemnify, defend and save and hold the other party harmless of an from all expenses, liabilities, claims, losses or actions as a result of participation in the Tax Free Exchange; and (d) the other party shall have no obligation to modify any of the provisions of this Agreement to effect the Tax Free Exchange. Buyer and Seller agree that Seller may substitute an intermediary ("Intermediary") to act in place of Seller as the seller of the Real Property. Intermediary shall be designated in writing by Seller. Upon designation of Intermediary and upon Intermediary's written assumption of Seller's obligations, Intermediary shall be substituted for Seller for the sale of the Real Property; provided, however, that Seller shall remain personally liable for all of the obligations of Seller pursuant to this Agreement. Subject to Seller remaining personally liable, Buyer agrees to accept the Real Property and all other required performance and any escrow instructions from Intermediary and to render its performance of all of its obligations to Intermediary. Buyer agrees that performance by Intermediary will be treated as performance by Seller, and Seller agrees that Buyer's performance to Intermediary will be treated as performance to Seller.

24. Reports. For the period of time commencing on the date of this Agreement and continuing through the first anniversary of the Closing Date, and without limitation of the other document production otherwise required of Seller hereunder, Seller shall, from time to time, upon reasonable advance written notice from Buyer, provide to Buyer and its representatives: (i) access to all financial and other information pertaining to the period of Seller's ownership and operation of the Property, which information is relevant and reasonably necessary, in the opinion of Buyer's outside, third party accountants ("Accountants") to enable Buyer and its Accountants to prepare financial statements in compliance with any and all of (a) Rule 3-05 or Rule 3-14 of Regulation S-X of the Securities and Exchange Commission (the "Commission"), as applicable to Buyer; (b) any other rule issued by the Commission and applicable to Buyer; and (c) any registration statement, report or disclosure statement filed with the Commission by, or on behalf of Buyer; and (ii) a representation letter, in form specified by, or otherwise satisfactory to the Accountants, signed by the individual(s) responsible for Seller's financial reporting, as prescribed by


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

generally accepted auditing standards promulgated by the Auditing Standards Division of the American Institute of Certified Public Accountants, which representation letter may be required by the Accountants in order to render an opinion concerning Seller's financial statements.


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

      IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Agreement as a sealed instrument as of the day and year first above written.

Witness:                           SELLER:

                                   /s/ Jerry L. Robinson(SEAL)
                                   Name: JERRY L. ROBINSON
                                   Title: Partner


                                   /s/ Gene A. Good(SEAL)
                                   Name: GENE A. GOOD
                                   Title: Partner

                                   /s/ Robert J. Biondi(SEAL)
                                   Name: ROBERT J. BIONDI
                                   Title: Partner


                                   BUYER:

                                   AMERICAN REAL ESTATE INVESTMENT, L.P.

                                   By:  AMERICAN REAL ESTATE
                                        INVESTMENT CORPORATION,
                                        General Partner


                                        By:      /s/ Jeffrey E. Kelter
                                                 Name: Jeffrey E. Kelter
                                                 Title: President




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